Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-135550 on Form S-8 of JMG Exploration, Inc. of our report dated May 16, 2007 relating to our audit of the consolidated financial statements, which appear in Form 10-K of JMG Exploration, Inc. for the year ended December 31, 2006.

HEIN & ASSOCIATES LLP

Irvine, California

May 16, 2007